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                                  EXHIBIT 11.1
                             ADFLEX SOLUTIONS, INC.

           EXHIBIT (11.1) - COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                             Three Months Ended          Nine Months Ended
                                                                September 30,              September 30,
                                                          -----------------------     ----------------------
                                                             1996          1995         1996          1995
                                                          ----------     --------     ----------     -------
Net income (loss)                                         $(25,663)      $2,814       $(25,484)      $7,546
                                                          ==========     ========     ==========     =======
WEIGHTED AVERAGE SHARES:

    Common shares outstanding                                8,617        6,985          8,576        6,796
    Common equivalent shares representing
        shares issuable upon exercise of stock
        options (1)                                              -          399              -          425
                                                          ----------     --------     ----------     -------
             Total weighted average shares -
                 primary                                     8,617        7,384          8,576        7,221
                                                          ==========     ========     ==========     =======
             Total weighted average shares -
                 fully diluted                               8,617        7,384          8,576        7,221
                                                          ==========     ========     ==========     =======
Primary net income (loss) per common and
    common equivalent share                                $ (2.98)      $  .38       $  (2.97)      $ 1.04
                                                          ==========     ========     ==========     =======
Fully diluted net income(loss) per common
    and common equivalent share                            $ (2.98)      $  .38       $  (2.97)      $ 1.04
                                                          ==========     ========     ==========     =======

--------
1(1) Amount calculated using the treasury stock method and fair market values for stock.

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